UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28th, 2016

NEW ASIA ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-54171	26-1381565
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

60 Paya Lebar Road 12-08 Paya Lebar Square Singapore	409051
(Address of principal executive offices)	(Zip Code)

+65-6820-8885
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 28th, 2016, New Asia Energy, Inc. (the "Company") entered into a Debt Settlement Agreement (the "Agreement") with Rock Capital Limited, a shareholder of the Company ("Rock Capital"). Rock Capital has previously advanced funds to the Company that the Company has used for Operating Expenses, and the purpose of the Agreement was to memorialize the provision of these and any future funds to be provided by Rock Capital, and to provide for their repayment or conversion as discussed below.

Through November 28th, 2016, Rock Capital has advanced a total of $102,420 to the Company.  These funds were an interest-free loan to the Company and were due and payable on November 28, 2016.  The Agreement provides that if the advanced funds are not repaid by November 28, 3016, Rock Capital may, in its sole discretion, extend the repayment deadline or convert all or a portion of the advances into common stock of the Company, par value $0.001 per share (the "Common Stock") at a conversion price of $0.00105 per share.

The Agreement is attached hereto as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

On November 28th, 2016, the amounts due by the Company to Rock Capital under the Agreement as described above were not paid.  Therefore, on that date and pursuant to the terms of the Agreement, Rock Capital elected to convert the $102,420 owed to it by the Company into shares of Common Stock at the $0.00105 conversion price, thus resulting in the issuance to Rock Capital of 97,542,857 shares of Common Stock.

The Common Stock was issued to Rock Capital pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d)

10.1	Debt Settlement Agreement, dated as of November 28th, 2016 by and between New Asia Energy, Inc., Rock Capital Ltd,.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW ASIA ENERGY, INC.
Date: December 2, 2016	By: /s/ Lin Kok Peng
Name: Lin Kok Peng, PhD
Title: Chief Executive Officer